NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

June 11, 2009

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

XELR8 Holdings, Inc.

Common Stock, $0.001 Par Value

Class A Warrants, No Par Value

Class B Warrants, No Par Value

Commission File Number – 001-32420

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to Section 1003(a)(i) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in two out of its three most recent fiscal years.

2.

The Common Stock, Class A and Class B Warrants (collectively, the “Securities”) of XELR8 Holdings, Inc. (the “Company” or “XELR8”) do not qualify for continued listing for the following reasons:

(a)  The Company has incurred losses from continuing operations and net losses as follows:

Years ended December 31,

Losses from Continuing Operations

Net Loss

2008

$2,148,195

$2,110,034

2007

$2,891,339

$3,241,730

2006

$4,669,898

$4,669,449

2005

$5,109,816

$5,015,877

(b)  At September 30, 2008, the Company reported stockholders’ equity of $1,595,884.

(c)  At December 31, 2008, the Company reported stockholders’ equity of $1,372,074.

3.

In reviewing the eligibility of the Company’s Securities for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On September 5, 2008, XELR8 was notified by the Exchange that following a review of its quarterly report on Form 10-Q for the period ended June 30, 2008, the Company was not in compliance with Section 1003(a)(i) of the Company Guide.  The Company was offered the opportunity to submit a plan of compliance to the Exchange detailing actions which it had taken, or intended to take, to regain compliance with the Exchange’s continued listing standards by March 5, 2010 (the “Plan”).

(b)

On October 13, 2008, XELR8 submitted its Plan to the Exchange.

(c)

After reviewing the Plan, Staff determined that the Plan did not present a reasonable basis of the Company’s ability to regain compliance within the timeframe provided.  Accordingly, via correspondence dated January 8, 2009, Staff notified XELR8 that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by January 15, 2009.

(d)

On January 15, 2009, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.

(e)

On February 23, 2009, a hearing, at which the Company was present, was conducted before the Panel.  By letter dated February 26, 2009, the Exchange notified XELR8 of the Panel’s decision to deny the Company’s appeal for continued listing of its Securities on the Exchange and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(f)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period and had not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Securities from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. Sanford D. Greenberg, Chairman and Interim Chief Executive Officer of XELR8 Holdings, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Regulation, Inc.